Exhibit 5.1
TROUTMAN SANDERS LLP ATTORNEYS AT LAW THE CHRYSLER BUILDING 405 LEXINGTON AVENUE NEW YORK, NEW YORK 10174 www.troutmansanders.com TELEPHONE: 212-704-6000 FACSIMILE: 212-704-6288
May 7, 2007
Biodel Inc.
6 Columbus Avenue
Danbury, Connecticut 06810
Ladies and Gentlemen:
          We have acted as special counsel to Biodel Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1, File No. 333-140504 (as amended to date, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of an aggregate of 5,750,000 shares of common stock, par value $0.01 per share of the Company (the “Shares”), including 750,000 shares that may be sold pursuant to the exercise of an over-allotment option granted by the Company.
          The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Morgan Stanley & Co. Incorporated, as representative of the several underwriters named in the Underwriting Agreement, the form of which is being contemporaneously filed as Exhibit 1.1 to the Registration Statement.
          In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the amended and restated Certificate of Incorporation, as amended, and the Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company relating to the authorization, issuance and sale of the Shares; (iii) the Underwriting Agreement; (iv) the Registration Statement, and all exhibits thereto; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

TROUTMAN SANDERS LLP ATTORNEYS AT LAW
Biodel Inc.
May 7, 2007

          Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
          William D. Freedman, a partner of this firm, is the owner of 15,873 shares of Series B convertible preferred stock and 6,323 shares of common stock of the Company.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or Item 509 of Regulation S-K promulgated under the Act.
          This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the effective date of the Registration Statement and which may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ Troutman Sanders LLP

TROUTMAN SANDERS LLP